FOR IMMEDIATE RELEASE:	CONTACT:
January 11, 2006	Kyle Stults Investor Relations 410-740-0081

Martek Announces Changes to Its Board of Directors
Polly B. Kawalek elected to Board; Gordon S. Macklin and Dr. Richard J. Radmer to retire

COLUMBIA, MD — January 11, 2006 – Martek Biosciences (NASDAQ: MATK) today announced the election of Polly B. Kawalek to its Board of Directors.

Mrs. Kawalek previously served for 25 years in various capacities at Quaker Oats, a $5 billion consumer goods company and a division of PepsiCo. She was the President of Quaker Foods at the time of her retirement in 2004.

Mrs. Kawalek holds a B.A. from Middlebury College in Middlebury, Vermont, and a M.B.A. from the University of Chicago Graduate School of Business in Chicago, IL. She currently serves as a director for Kimball International (NASDAQ: KBALB) and Elkay Manufacturing Co., a privately held company.

In addition, Martek announced that current directors Gordon S. Macklin and Dr. Richard J. Radmer have indicated that they will retire from Martek’s Board of Directors after their terms expire in March 2006. Mr. Macklin has been a director of Martek since 1998. Dr. Radmer, a founder of Martek, has been a director of Martek since the Company’s inception in 1985 and served as President of the Company until his retirement from that position in March 2003.

Martek’s Chairman and CEO, Henry “Pete” Linsert said, “Gordon Macklin and Richard Radmer were essential to Martek’s growth and success. Their advice and presence will be missed. I am pleased that Polly Kawalek has joined Martek’s Board. Polly’s leadership of Quaker Foods and her experience in the food industry will be important to the Company’s future.”

Martek Biosciences Corporation develops, manufactures and sells naturally produced products from microalgae and fungi. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

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